Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 relating to Registration Statement 333-187318 on Form S-11 of our report dated February 7, 2013 relating to the consolidated financial statements of Altisource Residential Corporation (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the development stage of the Company) appearing in the Prospectus, which is incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

April 25, 2013